Exhibit 99.1

MarketWatch.com Reports Second Quarter 2004 Financial Results
Company Grows Revenue 82% Year Over Year and Achieves Net Income of $1.4 Million
Results Reflect New Methodology in Quarterly Reporting of Royalty Obligations

SAN FRANCISCO, Calif., July 29, 2004 - MarketWatch.com, Inc. (Nasdaq: MKTW or "MarketWatch" or the "Company"), a leading provider of business news, financial information and analytical tools, today announced its second quarter 2004 financial results. The Company's net revenues for the second quarter 2004 were $20.2 million, compared to $11.1 million for the same period a year ago. Net income for the second quarter 2004 was $1.4 million, or $0.05 per share on 27.0 million diluted shares, comparing favorably to a net loss of ($127,000), or ($0.01) per share on 17.3 million diluted shares, for the second quarter 2003. The Company reported second quarter 2004 earnings before interest, taxes, depreciation and amortization (EBITDA) of $2.4 million, compared to $705,000 for the same period of 2003, which makes this the Company's eighth consecutive quarter of positive EBITDA.

"We are delighted with our results across the board, driven by continued strength in advertising, the signing of the largest licensing contract in our history and the launch of Herb Greenberg's Reality Check newsletter during the second quarter," said Larry Kramer, Chairman and Chief Executive Officer of MarketWatch. "Today's results underscore the benefits of our strategy to leverage our brands and quality content in a multiple revenue stream model of advertising, licensing and subscription."

Net revenues were $38.0 million for the six months ended June 30, 2004, compared to $22.2 million for the first six months of 2003. Net income for the first six months of 2004 was $798,000, or $0.03 per share on 26.3 million diluted shares, compared to a net loss of ($376,000), or ($0.02) per share on 17.2 million diluted shares, for the same period of 2003.

Restatement of Financial Results Due to Change in Quarterly Reporting

Commencing with the second quarter 2004, the Company, in consultation with its independent auditors, adopted a new method by which it allocates the CBS royalty expenses among the quarters in each fiscal year. Historically, the Company recognized CBS royalty expenses in the quarter in which such expenses were incurred, and calculated its obligation based on the specified royalty rate applied to the relevant revenue of that quarter. Commencing in the second quarter 2004, the Company has changed its quarterly reporting of the CBS royalty by estimating the annual royalty obligation and recognizing that expense on a quarterly basis based on an estimated effective annual royalty rate.

As a result, financial results for the first quarter 2004 have been restated to reflect the corrected method in quarterly reporting, as well as the three and six months ending June 30, 2003 for comparative purposes. The restatement will have no effect on the Company's annual operating results, cash flow or royalty amounts due to CBS, or the future outlook for the full fiscal year 2004 because the change in methodology relates only to the timing of the accruals of the royalty expenses among the quarters within any given fiscal year. The Company will file amended financial statements reflecting the new methodology for the first quarter 2004 and other periods as required.

Pursuant to the restatement, the Company is reporting an adjusted net loss for the first quarter of 2004 of ($591,000), compared to a net loss of ($325,000) reported previously. The Company is further reporting first quarter 2004 EBITDA of $803,000 and gross margin of 68%, compared to EBITDA of $1.1 million and gross margin of 69% reported previously. Due to the new accounting methodology, a portion of the royalty expenses previously expected to be reflected in the second half of 2004 have been shifted to the first half of the year and, as a consequence, operating results are expected to be positively impacted in the last half of 2004. Further, the Company anticipates that the new methodology will make its gross margins more consistent across quarters in each fiscal year.

The Company has a license agreement with CBS Broadcasting Inc. ("CBS") pursuant to which the Company has the right to use the CBS name and logo, as well as CBS Television Network news content, in connection with the operation of the CBS.MarketWatch.com Web site. Under the terms of the license agreement, the Company pays CBS a specified royalty rate on its monthly gross revenues, excluding certain revenues.

Financial Highlights

Advertising revenues totaled $8.0 million in the second quarter 2004, increasing 48% from the second quarter 2003. The Company's advertising results were driven by continued interest in the Company's premium branding placements such as introductory messages, rich media and targeted advertising.

"Everything starts with our users' experience and the critical content we offer to keep them coming back for more," said Kramer. "Because our visitors are spending more time on our site, reading more of what we have to offer and are comprised of a highly sought-after demographic, advertisers are choosing MarketWatch to help them recognize their long-term marketing goals."

Licensing revenues totaled $11.7 million in the second quarter 2004, up 119% over the same period last year and 20% from last quarter. The increase was primarily due to the licensing fees received under the recently concluded agreement with Thomson Financial and the benefit from the impact of Pinnacor's revenue stream for an entire quarter.

"With the recognition of a full quarter's revenue from the Pinnacor acquisition and our ability to stay on-pace to complete the new Thomson Financial news feed by the end of the year, we are reporting our best licensing results ever," continued Kramer.

Subscription revenues in the second quarter 2004, which mainly consisted of fees collected for the Company's newsletters, increased 33% over the same period last year to $476,000 due to the continued introduction of new subscription products.

Gross margins improved to 70% in the second quarter 2004 from 61% a year ago primarily due to the leveraging of the Company's costs over a larger revenue stream and a reduced CBS royalty obligation, since the total amount of acquired annual revenues attributable to Pinnacor is not subject to royalty fees. Operating expenses for the second quarter 2004 increased to $12.9 million from $7.0 million for the same period a year ago, primarily due to an increased headcount and operating costs from the acquisition of Pinnacor. As of June 30, 2004, the Company's full-time employees totaled 312.

Operating income for the second quarter 2004 totaled $1.3 million, compared to an operating loss of ($262,000) in the same period 2003.

At June 30, 2004, the Company's cash and cash equivalents were $52.3 million, compared to $44.8 million at the end of the first quarter 2004. The increase of $7.5 million was due to cash generated from operations of $5.9 million, including a $3.1 million nonrefundable payment from Thomson Financial, and cash earned from the sale of common stock under the employee stock plans of $2.7 million, offset by $1.1 million in cash primarily used in the purchase of fixed assets and payments relating to Pinnacor capital lease obligations and remaining Pinnacor acquisition related costs.

Business Highlights for the Quarter

  At the beginning of the second quarter 2004, MarketWatch announced its partnership with Thomson Financial, the largest licensing deal in the Company's history. The partnership brings together MarketWatch's award-winning news coverage by expert financial journalists and Thomson Financial's proprietary content, market analytics and market expertise to create a unique service focused on real-time market, industry and US company news.
  In April, the Company teamed with eSignal to launch CBS MarketWatch LIVE, an online streaming, real-time news and market data product that is also compatible with portable handheld devices.
  MarketWatch announced in April that it had acquired the technology, products and client base of PlanAnalytics, a private company. The PlanAnalytics products consist of Web-based tools for financial advisors to review and compare 401(k) and 529 plans.
  In May, the Company launched "Herb Greenberg's RealityCheck," a subscription product written by veteran financial journalist Herb Greenberg, known for his aggressive, cutting-edge reporting. The product is a source of investment ideas, providing early warning of problems at public companies and positive stories about companies before they get discovered.
  The CBS MarketWatch Information Services group launched in May its Mutual Fund Center and Exchange-Traded Fund (ETF) Center, two online resources available for licensing to financial institution clients. These Centers offer comprehensive information and easy-to-use tools to help end-users research and analyze their potential or existing fund investments.

Outlook

For the third quarter 2004, net revenues are expected to be in the range of $19 million to $20 million, slightly below the second quarter 2004 primarily due to the seasonality of advertising revenues. In addition, the Company estimates gross margins to be in the 63% to 65% range, and expects to report breakeven earnings in the third quarter 2004 due to lower anticipated revenues compared to the second quarter 2004 and increased expenses from the planned ramp-up of news and technology resources under the Thomson Financial arrangement.

Financial estimates for the full fiscal year 2004 consist of net revenues in the $81 million to $83 million range, gross margins in the 68% to 70% range and the Company's target diluted earnings per share for fiscal 2004 of $0.15 per share. The Company continues to estimate substantial cost synergies from the acquisition of Pinnacor and expects to invest a substantial portion of the realized synergies into product development, the launch of new subscription newsletters and the growth of its revenue streams in future years.

Quarterly Conference Call

MarketWatch.com, Inc. will host a conference call to discuss second quarter 2004 results at 8:00 a.m. Pacific Time today. A live Web cast of the conference call, together with supplemental financial information, can be accessed through the Company's Investor Relations Web site at http://ir.marketwatch.com. In addition, an archive of the Web cast can be accessed through the same link. An audio replay of the call will be available following the conference call by dialing (877) 471-6581 or (402) 970-2661, reservation number 842499.

About MarketWatch.com

MarketWatch.com, Inc. (NASDAQ:MKTW) is a leading provider of business news, financial information and analytical tools. Founded in 1997, the Company operates two award-winning Web sites, CBS.MarketWatch.com and BigCharts.com. The Company produces the syndicated CBS MarketWatch Weekend program, airs financial reports over The CBS TELEVISION NETWORK and provides updates every 30 minutes on the MarketWatch.com Radio Network. MarketWatch.com also offers subscription products for individual investors, including The Hulbert Financial Digest, Retirement Weekly, The Technical Indicator and Herb Greenberg's RealityCheck. The Company's MarketWatch Information Services group is a leading licensor of market news, data, investment analysis tools and other online applications to financial services firms, media companies, wireless carriers and Internet service providers.

Notice Regarding Forward-Looking Statements

This media release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. The Company's actual results may differ materially from those anticipated in these forward-looking statements, which include statements relating to the anticipated timetable for completion of the Thomson Financial news feed, the ramp-up of news and technology resources under the Thomson Financial arrangement and the anticipated continued growth in Internet advertising in 2004. Additional forward-looking statements include the expected ranges of net revenues, gross margin and earnings for the third quarter of 2004 and the full fiscal year, the diluted earnings per share for the full 2004 fiscal year, as well as the projections for cost synergies relating to the Pinnacor acquisition. Factors that might contribute to such differences include, among others, the Company's ability to develop on a timely basis, as well as consumer acceptance of, the Company's new products and solutions for advertising, licensing and subscription customers; the Company's ability to attract new advertising customers; the level of Internet advertising in general and the amount of advertising on the Company's Web sites and other media outlets in particular; and the Company's ability to successfully integrate the Pinnacor business and realize anticipated synergies and cost savings from the acquisition. For more information about these and other potential factors that could affect the Company's business and financial results, see the discussion of "Factors That May Affect Our Operating Results" in the Company's 10-K for the year ended December 31, 2003, as well as other recent reports the Company has filed with the Securities and Exchange Commission (the "SEC"), which are available on the SEC's Web site at www.sec.gov.

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Contacts:

Joan Platt, CFO, MarketWatch.com, Inc., 415-733-0500, investor_relations@marketwatch.com

Anna Yen, IR Director, MarketWatch.com, Inc., 415-733-0500, investor_relations@marketwatch.com

MarketWatch.com, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

                                                          Three Months Ended       Six Months Ended
                                                             June 30,                June 30,
                                                       ----------------------  ------------------------
                                                          2004        2003        2004         2003
                                                       ----------  ----------  -----------  -----------
                                                            (unaudited)             (unaudited)
Net revenues:
   Advertising....................................... $    8,001  $    5,399  $    15,667  $    10,574
   Licensing.........................................     11,712       5,342       21,465       10,962
   Subscriptions.....................................        476         359          873          682
                                                       ----------  ----------  -----------  -----------
      Total net revenues.............................     20,189      11,100       38,005       22,218

Cost of net revenues.................................      5,977       4,321       11,711        8,629
                                                       ----------  ----------  -----------  -----------
Gross profit.........................................     14,212       6,779       26,294       13,589
                                                       ----------  ----------  -----------  -----------
Operating expenses:
   Product development...............................      4,464       1,754        8,987        3,596
   General and administrative........................      4,243       2,801        8,481        5,730
   Sales and marketing...............................      4,027       2,486        7,651        4,905
   Amoritization of intangibles......................        147          --          561           --
                                                       ----------  ----------  -----------  -----------
      Total operating expenses.......................     12,881       7,041       25,680       14,231
                                                       ----------  ----------  -----------  -----------
Income (loss) from operations........................      1,331        (262)         614         (642)
Interest income, net of expense......................         83         135          209          269
Income tax...........................................        (25)         --          (25)          (3)
                                                       ----------  ----------  -----------  -----------
Net income (loss).................................... $    1,389  $     (127) $       798  $      (376)
                                                       ==========  ==========  ===========  ===========
Net income (loss) per share:
 Basic............................................... $     0.06  $    (0.01) $      0.03  $     (0.02)
                                                       ==========  ==========  ===========  ===========
 Diluted............................................. $     0.05  $    (0.01) $      0.03  $     (0.02)
                                                       ==========  ==========  ===========  ===========
Weighted average shares outstanding used to compute:
 Basic...............................................     24,963      17,262       24,032       17,210
                                                       ==========  ==========  ===========  ===========
 Diluted.............................................     26,994      17,262       26,277       17,210
                                                       ==========  ==========  ===========  ===========

Supplemental financial data (1):
   Net income (loss) ................................ $    1,389  $     (127) $       798  $      (376)
   Depreciation and amortization.....................      1,078         967        2,598        2,027
   Interest income...................................        (83)       (135)        (209)        (269)
   Tax expense.......................................         25          --           25            3
                                                       ----------  ----------  -----------  -----------
EBITDA............................................... $    2,409  $      705  $     3,212  $     1,385
                                                       ==========  ==========  ===========  ===========

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company has presented EBITDA because it is a common alternative measure of performance and management believes that EBITDA is an appropriate measure of evaluating the liquidity and operating performance of the Company.

MarketWatch.com, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

                                                            June 30,    December 31,
                                                              2004         2003
                                                           -----------  -----------
                                                           (unaudited)
                         Assets
Current assets:
   Cash and cash equivalents............................. $    52,264  $    48,079
   Restricted cash.......................................       1,496           --
   Accounts receivable, net..............................      14,369        7,022
   Prepaid expenses......................................       1,461          685
                                                           -----------  -----------
         Total current assets............................      69,590       55,786

Property and equipment, net..............................       4,375        4,387
Goodwill.................................................      88,035       22,429
Intangibles, net.........................................       7,388           --
Prepaid acquisition costs................................          --        2,498
Restricted cash..........................................         649           --
Other assets.............................................       1,210          128
                                                           -----------  -----------
         Total assets.................................... $   171,247  $    85,228
                                                           ===========  ===========
          Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable and accrued expenses................. $    15,386  $     7,821
   Current portion of lease obligations..................         492           --
   Deferred revenue......................................       8,713        1,377
                                                           -----------  -----------
         Total current liabilities.......................      24,591        9,198

Other long-term liabilities..............................       1,135          865
                                                           -----------  -----------
         Total liabilities...............................      25,726       10,063
                                                           -----------  -----------
Stockholders' equity:
   Preferred stock.......................................          --           --
   Common stock..........................................         251          180
   Additional paid-in capital............................     392,647      323,141
   Deferred compensation.................................         (42)          --
   Other comprehensive income............................          23           --
   Accumulated deficit...................................    (247,358)    (248,156)
                                                           -----------  -----------
         Total stockholders' equity......................     145,521       75,165
                                                           -----------  -----------
         Total liabilities and stockholders' equity...... $   171,247  $    85,228
                                                           ===========  ===========